Exhibit 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730
www.3dsystems.com
NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	803-326-4010		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com
3D Systems Holds Annual Meeting of Stockholders and Elects Karen E. Welke to Board of Directors
ROCK HILL, SOUTH CAROLINA, May 20, 2008: 3D Systems Corporation (Nasdaq: TDSC), a leading provider of 3-D Printing, Rapid Prototyping and Direct Manufacturing solutions, today announced that its Board of Directors was re-elected at the Annual Meeting of Stockholders held today and that the Board also elected Karen E. Welke as an additional director of the company, increasing the size of the Board to nine.
Ms. Welke held executive positions for more than 25 years at 3M Corporation where she last served as Group Vice President of its Medical Markets Group. During her tenure at 3M, she also had significant international experience, having served as Managing Director of 3M France for four years and previously as the European Healthcare Group Product Director headquartered in Brussels, Belgium. She is retired and currently serves as a director of Millipore Corporation (NYSE: MIL).
“We are very pleased to have a person of Karen’s caliber join our Board of Directors,” said Walter Loewenbaum, 3D Systems’ Chairman. “Karen brings a unique blend of business experience that we expect to enhance the range of skills and expertise within our Board of Directors.”
“The addition of Karen Welke to our Board underscores our commitment and drive to improving all aspects of our business,” said Abe Reichental, 3D Systems’ President and CEO. “The medical systems’ sector is of great interest to our

3D Systems Press Release	Page 2
company and its future growth plans, particularly in the areas of 3-D Printing and Direct Digital Manufacturing. We expect that Karen’s extensive industry experience, coupled with her comprehensive strategic, operating and international background, will make her a valuable addition to our Board.”
About 3D Systems
3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via e-mail at moreinfo@3dsystems.com.
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